UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): December 16, 2005
SanDisk Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-26734 (Commission File No.)	77-0191793 (I.R.S. Employer Identification Number
140 Caspian Court, Sunnyvale, California 94089
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (408) 542-0500
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT
SIGNATURES

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT
On December 16, 2005, SanDisk Corporation (“SanDisk”) entered into a Guarantee Agreement (the “Guarantee Agreement”) with IBJ Leasing Co., Ltd. (“IBJ”), Sumisho Lease Co., Ltd. (“Sumisho”) and Toshiba Finance Corporation (together with IBJ and Sumisho, the “Lessors”). Under this Guarantee Agreement, SanDisk will guarantee 50% of the payment obligations of Flash Partners Yuken Kaisha (“Flash Partners”), SanDisk’s 49.9%-owned flash memory manufacturing company formed with Toshiba Corporation (“Toshiba”), to the Lessors under a Basic Lease Contract for lease of semiconductor manufacturing equipment to be installed in Fab 3 at Toshiba’s Yokkaichi operations (the “Basic Lease Contract”) dated as of December 16, 2005 among Flash Partners (the “Lessee”) and the Lessors. Toshiba has entered into a similar guarantee agreement with IBJ and Sumisho, as to which SanDisk has no additional guarantee obligations. SanDisk’s guarantee obligation represents 50% of Flash Partners’ ¥35 billion obligation to the Lessors under the Basic Lease Contract.
Under the Basic Lease Contract, Flash Partners will lease flash memory manufacturing equipment from the Lessors for a period of four or five years, as specified in each drawdown under the Basic Lease Contract, and is obligated to make quarterly lease payments. The Basic Lease Contract also provides Flash Partners with an option to purchase the leased equipment at fair market value at the time of purchase.
If Flash Partners defaults on any of its financial obligations under the Basic Lease Contract guaranteed by SanDisk, the Lessors may demand that SanDisk perform such obligations within 20 business days of SanDisk’s receipt of the demand, so long as the Lessors have first provided Flash Partners with 10 business days to cure such default.
Additionally, the Lessors may terminate the Basic Lease Contract and accelerate all of Flash Partners’ obligations under the Basic Lease Contract upon the occurrence of any of the following: (1) Flash Partners’ failure to make payments under the Basic Lease Contract or related agreements, and the applicable payments are not made within two banking business days after receipt of written notice from the Lessors; (2) Flash Partners’ failure to obtain and maintain required insurance over the leased equipment; (3) Flash Partners’ failure to release encumbrances over the leased equipment; (4) Flash Partners’ breach of any provision of any related agreement, which breach is not cured within 10 banking business days after receipt of written notice from the Lessors; (5) if Flash Partners, SanDisk or Toshiba is subject to compulsory execution, petition for auction or disposition for failure to pay taxes and public dues, or a petition for bankruptcy, civil rehabilitation, corporate consolidation, corporate reorganization or other similar procedures (including a petition for a similar procedure or disposition under foreign law) unless the petition or procedure is cancelled or dissolved within 30 calendar days; (6) Flash Partners, Toshiba or SanDisk discontinues all or a material part of its business, or adopts a resolution of dissolution without the approval of the Lessors; (7) Flash Partners, Toshiba or SanDisk assigns all or a material part of its business without the consent of the Lessors; (8) Flash Partners,

Toshiba or SanDisk suspends payment, or any clearing bank undertakes procedures for suspension of transactions by Flash Partners, Toshiba or SanDisk with banks and similar institutions; (9) there is a change in the interest ratio in Flash Partners directly or indirectly invested by each of Toshiba and SanDisk without the agreement of the Lessors; (10) the Flash Partners Master Agreement dated September 10, 2004 among Toshiba, SanDisk and SanDisk International Limited is cancelled, dissolved or terminated; (11) any monetary obligation of Flash Partners, Toshiba or SanDisk in excess of $20.0 million has become immediately due and payable, other than obligations in which the third-party creditor has explicitly or implicitly agreed or consented to the delinquency, including situations where industry custom provides that silence is deemed consent; (12) the total amount of equity on SanDisk’s consolidated balance sheet as of any fiscal year end or the mid point of a fiscal year is less than $1.164 billion; (13) if the long-term loan rating of SanDisk by Standard & Poor’s Rating Services or Moody’s Investors Service is decreased to below BB- or Ba3 respectively; or (14) any other significant change with respect to the assets of Flash Partners, SanDisk or Toshiba that affect payments under the Basic Lease Contract (excluding changes that can be resolved within 30 calendar days after receipt of notice from the Lessors).
Upon the occurrence of any of these events, the Lessors may, at their option, terminate the Basic Lease Contract effective immediately upon written notice to Flash Partners, and the Lessors may demand that SanDisk perform its obligations under the Guarantee Agreement within 20 business days of SanDisk’s receipt of such demand.
Upon any such default or termination, SanDisk will be jointly and severally liable with Flash Partners to the Lessors to the extent of the guarantee, without any obligation on the part of the Lessors to first exhaust any remedies it may have against Flash Partners.
The foregoing summaries of the material terms of the Guarantee Agreement and the terms of the Basic Lease Agreement that are material with respect to SanDisk’s obligations under the Guarantee Agreement are qualified in their entirety by reference to the full text of the Guarantee Agreement and the Basic Lease Agreement, each of which will be filed as exhibits to the SanDisk’s Annual Report on Form 10-K for the fiscal year ending January 1, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 21, 2005
SANDISK CORPORATION (Registrant)
	By:	/s/ Judy Bruner
	Name:	Judy Bruner
	Title:	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)